                                                                   EXHIBIT 10.2

                                    AGREEMENT

      THIS AGREEMENT, dated as of May 1, 2004 (the "Effective Date") is by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (together with all subsidiaries and other affiliates referred to as "the Company") and MICHAEL D. ROSE ("Rose").

      WHEREAS, the Company desires to enter into an agreement regarding Rose's service as Chairman of the Company's Board of Directors, and Rose desires to serve as Chairman of the Company's Board of Directors and enter into such an agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

      1.    TERM; REPRESENTATION.

            (a) Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years (the "Term").

            (b) Representation. Rose hereby represents to the Company that the execution and delivery of this Agreement and the performance by Rose of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any agreement or policy to which Rose is a party or otherwise bound.

      2. POSITION; RESPONSIBILITIES. During the Term, and subject to approvals required by the Delaware Business Corporation Act and the Company's Certificate of Incorporation and Restated Bylaws, Rose shall serve as a member of the Board of Directors of the Company and, until the May 2005 Annual Meeting of the Shareholders of the Company, shall perform the duties of the Chairman of the Board as described by the Company's Restated Bylaws, as amended from time to time, and such other duties as may be prescribed by the Board of Directors. After the May 2005 Annual Meeting (during the last four years of the Term) and subject to approvals required by the Delaware Business Corporation Act and the Company's Certificate of Incorporation and Restated Bylaws, Rose shall perform the duties of the Chairman of the Executive Committee as described in the Company's Corporate Governance Guidelines, as amended from time to time, and such other duties as may be prescribed by the Board of Directors.

      3. REMUNERATION. During the first year of the Term (May 1, 2004 through April 30, 2005), the Company shall pay Rose $350,000 per year (the "Base Remuneration") for his services as Chairman of the Board. During the second year of the Term (May 1, 2005 through April 30, 2006), the Company shall pay Rose Base Remuneration of $250,000 per year for his services as Chairman of the Executive Committee. During the last three years of the Term, the Company shall pay Rose a salary equal to the other Directors who hold Board committee chair positions (other than the Audit Committee Chair). Such payments shall be in lieu of any other fees or other compensation payable to other directors of the Company.

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      4.    ADDITIONAL BENEFITS. Rose shall be entitled to the following:

            (a) Vehicle Allowance. During the Term, Rose shall be entitled to receive from the Company a vehicle allowance of $1,050 per month, subject to future increases as may be granted to senior executives.

            (b) Use of Company Aircraft. During the Term and subject to availability, the Company shall make available a corporate aircraft to Rose for travel. In addition, the Company shall reimburse Rose for Rose's use of his personal aircraft in connection with the performance of his duties for the Company. To the extent Rose is required to travel on a commercial airline in connection with the performance of his duties for the Company, Rose shall be entitled to travel on a first-class basis.

            (c) Attorney's Fees. Rose shall be entitled to reimbursement for reasonable attorney's fees incurred by Rose in the review and negotiation of this Agreement, upon submission of documentation evidencing such expenses.

            (d) Benefit Plans. Rose shall be entitled to participate in all Company benefit plans, programs and arrangements of the Company for which other senior members of management are eligible.

      5. BUSINESS EXPENSES. During the Term, the Company shall reimburse Rose, in accordance with the Company's policies and procedures, for all reasonable expenses incurred by Rose in connection with the performance of his duties for the Company.

      6. ADMINISTRATIVE ASSISTANT AND OFFICE SPACE. During the Term, the Company shall continue to provide Rose with his existing level of support staff. In addition, during the Term, the Company shall reimburse Rose up to a maximum of $15,000 per year for his expenses in obtaining office space, upon submission of documentation evidencing such expenses.

      7. FINANCIAL COUNSELING. The Company shall reimburse Rose up to a maximum of $15,000 per year for his expenses in obtaining financial counseling, upon submission of documentation evidencing such expenses.

      8. TERMINATION. Rose's service may be terminated prior to the end of the Term as follows:

            (a) Termination by Death. Upon the death of Rose ("Death"), Rose's service shall automatically terminate as of the date of Death.

            (b) Termination by Company for Permanent Disability. At the option of the Board of Directors, Rose's service may be terminated by written notice to Rose or his personal representative in the event of the Permanent Disability of Rose. As used herein, the term "Permanent Disability" shall mean a physical or mental incapacity or disability which renders Rose unable substantially to render the services contemplated hereunder for a period of ninety (90) consecutive days or one hundred eighty (180) days during any twelve (12) month period as determined in good faith by the Board of Directors.

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

            (c) By the Board of Directors With Cause. Rose's termination by the Board of Directors shall be considered "With Cause" upon the occurrence of any one or more of the following events (each, a "Cause"):

                  (i) any action by Rose constituting material fraud, material self-dealing, material dishonesty or embezzlement in the course of his service hereunder; or

                  (ii) any conviction of Rose of a crime involving moral turpitude.

            (d) By the Board of Directors Without Cause. In the event that Rose's service is terminated by the Board for any reason other than a Cause, such termination shall be "Without Cause."

            (e) By Rose for Good Reason. At the option of Rose, Rose may terminate his service by written notice to the Company given within a reasonable time after the occurrence of a material breach by the Company of any of its obligations under this Agreement and the failure by the Company to cure such breach within thirty (30) days of such notice ("Good Reason").

            (f) Expiration of the Term. The expiration of the Term shall not for any purpose be deemed a termination under Section 8(c), (d) or (e) hereinabove.

      9. EFFECT OF TERMINATION; TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK GRANTS UPON EXPIRATION OF TERM.

            (a) Effect of Termination by Death. Upon the termination of Rose's service because of Death, Rose's estate shall be entitled to receive an amount equal to the accrued but unpaid Base Remuneration through the date of termination as well as any unreimbursed reasonable business expenses incurred by Rose through the date of termination. In addition, all restrictions shall be removed from the restricted stock grant shares and the vesting and exercise of Rose's stock options shall be governed by the Company's 1997 Stock and Incentive Omnibus Plan, as amended (the "Omnibus Plan").

            (b) Effect of Termination for Permanent Disability. Upon the termination of Rose's service because of Permanent Disability, Rose shall be entitled to receive his Base Remuneration until he becomes eligible for long term disability benefits as well as any unreimbursed reasonable business expenses incurred by Rose through the date of termination. Rose shall be entitled to the restricted stock grant shares that are free from restrictions as of the date of termination, and the vesting and exercise of Rose's stock options shall be governed by the Omnibus Plan. Rose shall be entitled to continue to receive group medical insurance benefits from the date of termination until the time he is eligible to receive long term disability benefits.

            (c) Effect of Termination by the Company With Cause or by Rose Without Good Reason. Upon the termination of Rose's service With Cause or by Rose for any reason other than Good Reason, Rose shall be entitled to receive an amount equal to the accrued but unpaid Base Remuneration through the date of termination as well as any unreimbursed reasonable business expenses incurred by Rose through the date of termination. Rose shall be entitled only to the restricted stock grant shares that are free from restrictions as of the

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

      date of termination. All stock options, to the extent not theretofore exercised, shall terminate on the 90th day following the date of termination of Rose's service by the Company With Cause or by Rose without Good Reason.

            (d) Effect of Termination by the Company Without Cause or by Rose for Good Reason. Upon the termination of Rose's service Without Cause or by Rose for Good Reason, Rose shall be entitled to receive an amount equal to: (i) the remainder, if any, of Rose's Base Remuneration through April 30, 2006; (ii) the remainder of other payments under Section 3 of this Agreement equal to payments to the other directors who hold Board chairs (other than Audit) for the period May 1, 2006 through April 30, 2009;
      (iii) continued reimbursement of expenses and benefits under Sections 4, 6 and 7 of this Agreement (excluding the use of the Gaylord airplane under Section 4(b)), including without limitation the right to continued medical insurance and company physicals through April 30, 2009; (iv) the portion of Rose's restricted stock grants that are free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from any remaining shares of the restricted stock that are subject to restrictions as of the date of termination, and (v) the vested portion of Rose's stock options, and the acceleration and immediate vesting of any other unvested stock options. Rose shall have two (2) years from the date of such termination Without Cause or by Rose for Good Reason to exercise all vested stock options. All amounts due under sub-sections 9(d)(i)-(iii) above shall be paid as due on a monthly basis, and expenses shall be reimbursed promptly following submission.

            (e) Expiration of Term. Unless Rose's service is terminated prior to the end of the Term, upon expiration of the Term, Rose's stock options and restricted stock grant shares, shall be treated as follows:

                  (i) If Rose continues to serve the Company in any capacity following the expiration of the Term, all unvested stock options shall continue to vest and the restrictions shall continue to be removed from the restricted stock grant shares as provided in this Agreement and as pursuant to the Omnibus Plan.

                  (ii) If Rose ceases to serve the Company in any capacity at any time following expiration of the Term, then, at the time Rose ceases to serve, all unvested stock options shall immediately vest and all restrictions shall be removed from the restricted stock grant shares. In such event, Rose shall be entitled to exercise the stock options at any time prior to the expiration date of the stock option term notwithstanding anything to the contrary in the Omnibus Plan or in this Agreement.

      10.   CHANGE OF CONTROL.

            (a) Definition. A "Change of Control" shall be deemed to have taken place if:

                  (i)   any person or entity, including a "group" as defined in
            Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, or any employee benefit plan of the Company or any of its subsidiaries, hereafter becomes the beneficial owner of Company securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as

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

            a result of the issuance of securities initiated by the Company in the ordinary course of business);

                  (ii) individuals who, as of the date of this Agreement, were members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; provided that any individual who becomes a director after such date whose election or nomination for election by the Company's shareholders was approved by two-thirds of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934), "tender offer" (as such term is used in
            Section 14(d) of the Securities Exchange Act of 1934) or a proposed transaction described in clause (iii) below) shall be deemed to be members of the Incumbent Board;

                  (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

                  (iv) the Company sells all or substantially all of the assets of the Company.

            (b)   Effect of Change of Control.

                  (i) Change of Control Occurring Prior to April 30, 2006. In the event that within one year following a Change of Control (such Change of Control occurring prior to April 30, 2006) the Board of Directors terminates Rose's service under this Agreement Without Cause, or Rose terminates his service under this Agreement for Good Reason, Rose shall be entitled (in lieu of the compensation and benefits provided pursuant to 9(d)) to the payment of three (3) times Rose's Base Remuneration for the year in which the Change of Control shall occur. In addition, upon such termination, all unvested stock options shall vest and all restrictions shall be removed from the restricted stock grant shares. Rose shall have two
            (2) years from the date of such termination to exercise all vested stock options.

                  (ii) Change of Control Occurring After April 30, 2006. In the event that within one year following a Change of Control (such Change of Control occurring after April 30, 2006) the Board of Directors terminates Rose's service under this Agreement Without Cause, or Rose terminates his service under this Agreement for Good Reason, Rose shall be entitled (in lieu of the compensation and benefits provided pursuant to 9(d)) to a lump sum payment equal to the sum of (i) the remainder of the salary payments under Section 3 of this Agreement for the period May 1, 2006 through April 30, 2009; and (ii) the value of the benefits under Sections

                                       5
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            4, 6 and 7 of this Agreement (excluding the use of the Gaylord airplane as provided in Section 4(b)), including without limitation the value of the right to continued medical insurance and annual company physicals through April 30, 2009. In addition, upon such termination, all unvested stock options shall vest and all restrictions shall be removed from the restricted stock grant shares. Rose shall have two (2) years from the date of such termination to exercise all vested stock options.

      11.   COVENANTS.

            (a) General. Rose and the Company understand and agree that the purpose of the provisions of this Section 11 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Rose's right to work, earn a living, or acquire and possess property from the fruits of his labor. Rose hereby acknowledges that the post-employment restrictions set forth in this Section 11 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Rose shall be subject to the restrictions set forth in this Section 11.

            (b)   Definitions. The following capitalized terms used in this
      Section 11 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms: "Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how," customer lists, details of client and consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Tennessee.

                  "Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

                  "Protected Employees" means employees of the Company or its affiliated companies who are employed by the Company or its affiliated companies at any time within six (6) months prior to the date of termination of Rose for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by Rose.

                  "Restricted Period" means the period of Rose's employment by the Company plus a period extending two (2) years from the date of termination of employment; provided, however, the Restricted Period shall be extended for a period equal to the time during which Rose is in breach of his obligations to the Company under this Section 11.

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                  "Restrictive Covenants" means the restrictive covenants
            contained in Section 11(c) hereof:

            (c)   Restrictive Covenants.

                  (i) Restriction on Disclosure and Use of Confidential Information. Rose understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to Rose's own use or converted by Rose for the use of any other Person. Accordingly, Rose hereby agrees that Rose shall not, directly or indirectly, at any time during the Restricted Period or thereafter, reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Rose shall not, at any time during the Restricted Period or thereafter, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Rose's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices,

                  (ii) Non-solicitation of Protected Employees. Rose understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Rose's own use or converted by Rose for the use of any other Person. Accordingly, Rose hereby agrees that during the Restricted Period Rose shall not directly or indirectly on Rose's own behalf or on behalf of any Person solicit any Protected Employee to terminate his or her employment with the Company.

                  (iii) Non-interference with Company Opportunities. Rose
            understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Rose's own use or converted by Rose for the use of any other Person. Accordingly, Rose hereby agrees that during the Restricted Period or thereafter, Rose shall not directly or indirectly on Rose's own behalf or on behalf of any Person, interfere with, solicit, pursue, or in any way make use of any such business opportunities.

            (d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Rose shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Rose or his agent; (ii) becomes available to Rose in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Rose, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Rose shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Rose.

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

            (e)   Enforcement of the Restrictive Covenants.

                  (i) Rights and Remedies upon Breach. In the event Rose breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Rose from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to herein shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (ii) Severability of Covenant. Rose acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      12. COOPERATION IN FUTURE MATTERS. Rose hereby agrees that, for a period of three (3) years following the date of the termination of his service under this Agreement, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Rose's service as Chairman of the Board of the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Rose's other commitments, and Rose shall be compensated at a per diem rate of $2,000 to the extent such cooperation is required on more than an occasional and limited basis. Rose shall also be reimbursed for all reasonable out of pocket expenses. Rose shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for any other entity, nor in any manner that in the good faith belief of Rose would conflict with his rights under or ability to enforce this Agreement.

      13. INDEMNIFICATION. The Company shall indemnify Rose and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys fees and expenses) arising out of any acts or failures to act by the Company, its directors, employees or agents that occurred prior to the Effective Date, or arising out of or relating to any acts, or omissions to act, made by Rose on behalf of or in the course of performing services for the Company to the fullest extent permitted by the Restated Bylaws of the Company, or, if greater, as permitted by applicable law, as the same shall be in effect from time to time. If any claim, action, suit or proceeding is brought, or any claim relating thereto is made, against Rose with respect to which indemnity may be sought against the Company pursuant to this Section, Rose shall notify the Company in writing thereof, and the Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Rose.

      14. BINDING ARBITRATION AND LEGAL FEES. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or

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

any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of the state of Tennessee), the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, and the provisions set forth below. In the event of any inconsistency, the provisions herein shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to the Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action; provided, however, that all arbitration proceedings shall take place in Nashville, Tennessee. The arbitration body shall set forth its findings of fact and conclusions of law with citations to the evidence presented and the applicable law, and shall render an award based thereon. In making its determinations and award(s), the arbitration body shall base its award on applicable law and precedent, and shall not entertain arguments regarding punitive damages, nor shall the arbitration body award punitive damages to any person. Each party shall bear its own attorneys' fees, costs, and expenses in the arbitration.

      15.   MISCELLANEOUS.

            (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflicts of laws.

            (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

            (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

            (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

            (e) Assignment. This Agreement shall not be assignable by Rose. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Rose of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

            (f) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections.

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

            (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

            (h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            If to Company, to:

                  Gaylord Entertainment Company
                  One Gaylord Drive
                  Nashville, Tennessee 37214
                  Attention: President
                  Facsimile Number: (615) 316-6544

            With a copy to:

                  Gaylord Entertainment Company
                  One Gaylord Drive
                  Nashville, Tennessee 37214
                  Attention: General Counsel

            If to Rose, to:

                  Michael D. Rose
                  1000 Ridgeway Loop
                  Suite 108
                  Memphis, TN 38120

            With a copy to:

                  Baker Donelson Bearman, Caldwell & Berkowitz PC
                  165 Madison Avenue
                  First Tennessee Building
                  Memphis, TN  38103
                  Attention: Ben C. Adams, Esq.

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

            (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            (j) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        /s/ Michael D. Rose
                                        ---------------------------------------
                                        Michael D. Rose

                                        GAYLORD ENTERTAINMENT COMPANY

                                        By: /s/ Ralph Horn
                                           ------------------------------------
                                        Title: Lead Outside Director

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